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                                                                    EXHIBIT 6.20

                        SETTLEMENT AGREEMENT AND RELEASE



         This Settlement Agreement and Release (this "Agreement") is made as of October 28, 1999 by and between Tornado Development, Inc. ("Tornado") and QORUS.COM, INC. ("Qorus") (each, individually, a "Party" and collectively, the "Parties") with reference to the following facts:

         A. On April 15, 1999, Tornado and Qorus entered into a Software License Agreement (the "License Agreement"), in which Tornado as licensor granted Qorus a license to use Tornado's proprietary Software (as defined therein) upon the terms and conditions set forth therein.

         B. The Parties disagree about the nature and extent of Qorus' performance of its obligations to date as a licensee under the License Agreement.

         C. Tornado and Qorus now desire to settle forever certain issues and potential claims related to or arising out of the License Agreement and transactions between Qorus and Tornado.

         NOW, THEREFORE in consideration of the promises and covenants hereinafter set forth, the Parties hereto agree as follows:

                  1. Releases. In consideration of the mutual agreements, covenants and releases contained herein, and with the exception of the rights and obligations created or preserved by this Agreement:

                           (a)      Tornado hereby agrees that Qorus shall be
deemed to have paid, and shall have no liability to Tornado whatsoever as a result of any failure to pay, the Initial License Fee (as defined in the License Agreement) and invoices outstanding s of October 28, 1999 in the aggregate amount of $432,222 (the "Past Due Fee Obligation"). Accordingly, Tornado hereby forever relieves, releases and discharges Qorus of and from any and all claims, debts, liens, liabilities, demands, obligations, promises, acts, agreements, costs and expenses (including, but not limited to, attorneys' fees), damages, actions and causes of action, of whatever kind or nature, now existing, based on, arising out of, or in connection with the failure of Qorus to pay the Past Due Fee Obligation as provided in the License Agreement.

                           (b)      Qorus, on behalf of its, agents,
contractors, attorneys, employees, heirs, predecessors, successors and all other persons, firms or corporations related to or in any way affiliated with, claiming by or through, otherwise acting on behalf or under their direction or control of the foregoing (all of which collectively shall be included hereinafter in the defined term "Qorus"), hereby agrees that Tornado and its officers, directors, shareholders, subsidiaries, parents, affiliates, distributors, licensees, agents, employees, partners, successors, assigns, attorneys, and all persons and entities operating on their behalf or under their direction or control (all of which shall collectively hereinafter be

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included in the defined term "Tornado") shall have no liability to Qorus whatsoever as a result of any act, omission, condition or occurrence existing at any time from the beginning of the world through the date of this Agreement, concerning those matters referred to, arising out of or connected in any way with or relating in any manner whatsoever, directly or indirectly, to the License Agreement or any transaction or agreement by and between Qorus and Tornado (the "Section 1(b) Released Matters"). Accordingly, Qorus hereby forever relieves, releases and discharges Tornado of and from any and all claims, debts, liens, liabilities, demands, obligations, promises, acts, agreements, costs and expenses (including, but not limited to, attorneys' fees), damages, actions and causes of action, of whatever kind or nature, whether known or unknown, suspected or unsuspected, now existing or arising in the future, based on, arising out of, or in connection with the Section 1(b) Released Matters.

                  2.       Additional Essential Consideration for Mutual
Release: In connection with, and as conditions to, the mutual releases stated by the parties herein, the Parties agree as follows:

(a) Qorus will, simultaneously with execution of this Agreement, return to Tornado for cancellation, Series B Preferred Stock Certificate No. 1 for 127,324 shares;

(b) Qorus will, simultaneously with execution of this Agreement, return to Tornado for cancellation Tornado Development, Inc. Class A Common Stock Purchase Warrant, Certificate No. W-1, issued April 15, 1999 (the "Original Warrant") to purchase 50,000 shares;

(c) Tornado will within 10 days from the date hereof issue to Qorus, (i)a Class A Common Stock Purchase Warrant (the "Replacement Warrant") exercisable for 25,000 shares of Class A Common Stock, dated as of the date of issuance of the Replacement Warrant but otherwise in form identical to the form of the Original Warrant (ii) a credit of $67,778 to be applied by Tornado to payments for additional services or other fees payable by Qorus to Tornado, and (iii) Series B Preferred Stock Certificate No. 2 for 64,843 shares of Series B Preferred Stock;

(d) Qorus shall cause Patrick Haynes to resign as a member of the Tornado Board of Directors, effective as of the date of this Agreement pursuant to a resignation in form substantially similar to the form of resignation attached as Attachment 2(d); and Qorus hereby forever waives and relinquishes any and all rights to designate a director to the board of directors of Tornado whether existing or arising under that certain CoSale Agreement dated July 9, by and among Kevin Torf, Hurricane, LLC, Tornado and holders of Series C Preferred Stock (the "CoSale Agreement"), the Stockholders Rights Agreement dated July 9, 1999,by and between Tornado and the persons and entities listed on Exhibit A thereto (the "Stockholders Rights Agreement"), the Corporation's Articles of Incorporation as currently in effect, or otherwise and agrees that this Agreement shall be waiver in accordance with the provisions of the foregoing agreements listed in this Section 2(d), and shall be effective regardless of the accomplishments of the amendments contemplated by clauses (g) and (h) below.

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(e)  Qorus will execute and deliver to Tornado all shareholder consents and such other consents, certificates and documents as are deemed necessary by Tornado and its counsel to file with the Secretary of State of California an Amended and Restated Certificate of Determination for the Series B Preferred Stock, deleting Section 6.2 of the certificate of determination which had required that Qorus appoint one member to the Tornado Board of Directors; and

(f) Qorus hereby consents and agrees to, and will execute and deliver to Tornado, an amendment to the License Agreement (the "Amended License Agreement") in the form attached hereto as Attachment 2(f) whereby all references in the License Agreement to favored nations status or pricing will be deleted.

(g) Qorus hereby consents and agrees to, and agrees to execute and deliver to Tornado, an amendment to the CoSale Agreement (the "Amended CoSale Agreement") in the form attached hereto as Attachment 2(g) substantially in the form consistent with the intent of this Agreement whereby all references to any right of Qorus to nominate or elect any director of Tornado shall be eliminated.

(h) Qorus hereby consents and agrees to, and agrees to execute and deliver to Tornado, an amendment to the Stockholders Rights Agreement (the "Amended Stockholders Rights Agreement") in the form attached hereto as Attachment 3(h) substantially in the form consistent with the intent of this Agreement whereby all references to any right of Qorus to nominate or elect any director of Tornado shall be eliminated.

                  3. Agreements Survive. All obligations of the parties not specifically released pursuant to Section 1 above survive the execution of this Agreement.

                  4. Civil Code Section 1542 Waiver. Qorus intend and agree that this Agreement shall be effective as a full and final accord and satisfaction and general release of and from all Section 1(b) Released Matters. In furtherance thereof, the Qorus acknowledges that it is familiar with Section 1542 of the Civil Code of the State of California, which provides as follows:

                  A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Except as otherwise specifically set forth in this Agreement, Qorus waive any and all rights it has or may have under California Civil Code Section 1542, and/or any similar provision of law or successor statute to it, with respect to the Section 1(b) Released Matters. In connection with this waiver, Qorus acknowledges that it is aware that they it may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those which they now know or believe to be true, with respect to the subject matter of this Agreement. Nevertheless, Qorus intends by this Agreement, and with and upon the advice of its own independently selected counsel, to release fully, finally and forever all Section 2(b)Released Matters under this Agreement. In furtherance of such intention, the releases

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set forth in this Agreement shall be and shall remain in effect as full and complete releases notwithstanding the discovery or existence of any such additional or different claims or facts relevant hereto.

                  6. No Assignment. The Parties warrant and represent that each is the sole and lawful owner of all right, title and interest in and to every potential claim and other matter constituting the matters released by that party under Section 2 of this Agreement, and that they have not assigned or transferred or purported to assign or transfer to any person or entity, any right, title or interest in or to the matters released by that party under
Section 2 of this Agreement. Each Party shall indemnify, defend and hold all other Parties harmless from and against any and all claims which may now or hereafter be made against such other Parties by virtue of any breach of the provisions of this paragraph.

                  7. Independent Legal Advice. Each Party acknowledges, warrants and represents that it has sought such independent legal advice as he or it deems necessary with respect to the advisability of making this Agreement and the meaning and effect of all aspects of the Agreement, and executes this Agreement with full knowledge of all rights which he or it may have. Each Party represents that it enters into this Agreement freely, knowingly and voluntarily, and that the execution and delivery of the Agreement is not the result of any fraud, duress, mistake or undue influence whatsoever.

                  8. Construction of Agreement. Each Party acknowledges that it has had an opportunity to review and revise this Agreement, and the normal rule of construction to the effect that ambiguities in an agreement are to be resolved against the drafting party shall not apply to the interpretation of this Agreement.

                  9. Continued Effect. This Agreement shall inure to the benefit of and shall be binding upon the successors, assigns, representatives, heirs and beneficiaries of the Parties, and each of them.

                  10. Further Assurances and Survival of Obligations. The releases, representations and warranties made by the Parties herein shall continue in full force and effect notwithstanding the performance of other obligations hereunder. Qorus will, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to Tornado from time to time such vouchers, assignments, conveyances, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments and take such further steps relating to the covenants and obligations or Qorus hereunder as Tornado may reasonably require.

                  11. Choice of Law, Jurisdiction and Venue. This Agreement shall be construed in accordance with, and be governed by, the laws of the State of California. Each of the Parties agrees and irrevocably submits to the jurisdiction and venue of the courts of the State of California, County of Los Angeles in the event of any action or proceeding filed to enforce or interpret the terms of this Agreement or to recover damages for breach thereof.

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                  12.      Costs and Attorneys' Fees. The Parties hereto agree
to pay their own costs and attorneys' fees incurred in connection with the drafting, negotiation and execution of this Agreement and all matters prior thereto. However, in any action or proceeding filed to enforce or interpret the terms of this Agreement or to recover damages for breach thereof, the prevailing Party shall be entitled to recover reasonable attorneys' fees and other costs of suit in addition to any other relief that may be granted.

                  13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same Agreement.

                  14. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall become prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

                  15. Warranty of Authority. Each of the persons executing this Agreement on behalf of a Party hereto warrants and represents that he or she is duly authorized to execute this Agreement on behalf of such Party.

                  16. Complete Agreement. This Agreement embodies the entire understanding of the Parties, and there are no other agreements, understandings or representations in effect between the Parties relating to the subject matter of this Agreement. This Agreement may be amended or modified only by a written agreement executed by all of the Parties.

                  17. Headings. The various headings in the Agreement are inserted for convenience only and shall not be deemed to be a part of or in any manner affect this Agreement or any provision hereof.


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         IN WITNESS WHEREOF, the parties have approved and executed this
Agreement as of the date hereinabove set forth.



Dated:  October 28, 1999  Tornado Development, Inc.

By:
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Printed name:
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Its:
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Dated:   October 28, 1999  QORUS.COM, INC.



By:
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Printed name:
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Its:
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APPROVED AS TO FORM AND CONTENT:

Dated:  October 28, 1999   TROOP STUEBER PASICH REDDICK & TOBEY



By:
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         Murray Markiles, Esq.
Attorneys for Tornado Development, Inc.

Dated:  October 28, 1999

By:
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Printed name:
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Its:
     --------------------------------

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